Exhibit 99.1

[PACIFIC COAST OIL TRUST LETTERHEAD]

November 14, 2022

Carson Mitchell

Managing Member

Shipyard Capital Management LLC

1477 Ashford Avenue, #2006

San Juan, PR 00907
carson@shipyardcapital.com

Tim Eriksen

Managing Member

Cedar Creek Partners LLC

8695 Glendale Road

Custer, WA 98240
tim@eriksencapital.com

Gentlemen:

The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) of Pacific Coast Oil Trust (the “Trust”), has reviewed your letter dated November 3, 2022. This letter is to respond to certain assertions expressed in your letter regarding the asset retirement obligation (the “ARO”) recognized by Pacific Coast Energy Company, LP (“PCEC”) and described in the Trust’s initial public offering prospectus dated May 2, 2012 (the “Prospectus”).

As noted in your letter, the definition of “Developed Properties Gross Deductions” in the Conveyance of Net Profits Interests and Overriding Royalty Interest dated June 15, 2012 between PCEC and the Trustee (the “Conveyance”) means certain costs and expenses, to the extent they are properly allocable to the underlying properties and have been incurred or accrued by PCEC, from and after April 1, 2012 (the “Effective Time”), but that are not attributable to a production month that occurs prior to the Effective Time. Among the costs or expenses included in the definition are “all costs accrued for future plugging and abandonment of any well or facility on the Developed Properties Subject Interests…”, as identified in clause (n) of the definition. We note that the applicable definitions for the Remaining Properties are the same as for the Developed Properties, but refer only to the Developed Properties below for simplicity.

In your letter, you describe the ARO as having been “incurred and accrued” by PCEC prior to the Effective Time, and therefore conclude the ARO was improperly deducted beginning in February 2020. The ARO recorded on PCEC’s balance sheet as of December 31, 2011 (and reflected in the pro forma presentation of the value of the Net Profits Interest being conveyed to the Trust in Note 5 to the Trust’s financial statements in the Prospectus), however, was a recognition of an estimated future liability associated with the eventual retirement of certain assets that was made at the time of the conveyance; it was not a deduction of costs or expenses incurred or accrued in a prior period. Over time, in accordance with GAAP, adjustments are made by PCEC to the present value of the ARO in PCEC’s financial statements, which affects the value of the Net Profits Interest on the Trust’s balance sheet (reflected as “Investment in conveyed interests”), but the value of the Net Profits Interest reflected on the Trust’s balance sheet is irrelevant to the calculation of the monthly payments the Trust is to receive from PCEC for its Net Profits Interest in accordance with the Conveyance.

In general, the Conveyance provides that on a monthly basis PCEC will pay to the Trust the Trust’s Net Profits Interest in the difference between the previous month’s gross profit from production and its net deductions. In determining the amount of the net deductions, PCEC is permitted to include “all costs accrued for future plugging and abandonment of any well or facility on the Developed Properties Subject Interests” as long as those costs are accrued from and after the Effective Time and have not been previously been deducted.

As previously disclosed, in November 2019, PCEC notified the Trustee that it intended to begin deducting estimated future plugging and abandonment costs from the amounts otherwise payable to the Trust under its Net Profits Interest beginning in January 2020, as these costs were accrued from and after the Effective Time and had not previously been deducted. In response, the Trust engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated ARO that PCEC provided to the Trustee. Martindale concluded that, while PCEC’s method of deducting the entire amount of accrued future plugging and abandonment costs from proceeds otherwise payable to the Trust does not produce the most equitable result for the Trust unitholders, the Conveyance permits PCEC to do so. Because Martindale concluded that PCEC’s deductions were in accordance with the Conveyance, and PCEC declined to make any of the adjustments recommended in Martindale’s report, the Trustee concluded that it had taken all action reasonably available to it under the Trust’s governing documents in connection with PCEC’s deduction of ARO.

Sincerely,

/s/ Sarah Newell
Sarah Newell
Vice President
The Bank of New York Mellon Trust Company, N.A., as trustee of Pacific Coast Oil Trust

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